EXHIBIT 99.1


 Technitrol Reports Continued Year-Over-Year Earnings Growth in Q307

    PHILADELPHIA--(BUSINESS WIRE)--Oct. 25, 2007--Technitrol, Inc. (NYSE:TNL) reported revenues of $257.1 million for its third quarter ended September 28, 2007. Revenues were $258.5 million in the previous quarter and $257.7 million in the third quarter of 2006.

    According to U.S. Generally Accepted Accounting Principles (GAAP), third-quarter net earnings from continuing operations were $19.2 million or $0.47 per diluted share, compared with $20.9 million, or $0.51 per share in the prior quarter and $15.3 million, or $0.38 per share in the third quarter of 2006. Excluding after-tax severance and asset-impairment expenses totaling $1.8 million ($0.04 per share), earnings per diluted share in the third quarter were $0.51. On a comparable basis, adjusted net earnings were $0.49 per diluted share in the previous quarter and $0.49 in the year-ago quarter. (See the attached "Non-GAAP Measures" table that reconciles "Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense, benefit of retroactive tax adjustment, accelerated depreciation and purchase accounting adjustments" to GAAP net earnings per diluted share.)

    Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings in the attached "Non-GAAP Measures" table) were $33.0 million in the third quarter of 2007, compared with $32.1 million in the previous quarter and $32.8 million in the third quarter of 2006.

    Net cash at September 28, 2007 was $76.6 million (cash and equivalents of $99.6 million less debt of $23.0 million), compared with $49.2 million (cash and equivalents of $84.5 million less debt of $35.3 million) at the end of the previous quarter. Technitrol's capital spending in the third quarter of 2007 was approximately $6.0 million.

    Segment Results

    Technitrol's Electronic Components Group designs and manufactures a wide variety of electronic components and modules. Revenues for the third quarter were $171.2 million, compared with $166.2 million in the prior quarter and $174.0 million in the third quarter of 2006. Third-quarter shipments were somewhat higher than in the prior quarter due to higher demand in the automotive and communications markets, consistent with recent industry and company reports. Compared with the third quarter of 2006, segment revenues in the most recent quarter reflected somewhat lower demand for certain magnetics and connector products and the absence of the temporary reallocation of mobile handset antenna market share caused by a competitor's difficulties in the third quarter of last year, partly offset by revenues resulting from the acquisition of Radiall-Larsen Antenna Technologies late in 2006 and favorable effects of a stronger euro relative to the dollar.

    GAAP operating profit for the Electronics Group in the third quarter was $17.0 million, compared with $15.9 million in the second quarter and $15.3 million in the third quarter of 2006. Excluding pre-tax severance and asset-impairment expenses of $1.9 million related primarily to previously announced restructuring of operations, primarily in the automotive division, third-quarter 2007 operating profit was $18.9 million, or 11.0% of revenues. On a comparable basis, operating profit was $17.1 million in the second quarter and $20.4 million in the third quarter of 2006. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, accelerated depreciation and purchase accounting adjustments" with GAAP operating profit.)

    Operating margin improvements in the Electronics Group from the prior quarter resulted from continued expense reduction efforts along with steady progress in improving automotive electronics operations. The comparison between 2006 and 2007 was negatively affected primarily by: (1) the absence in 2007 of margin leverage in 2006 from the temporary mobile handset antenna share reallocation noted above; (2) increased labor costs in China; (3) start-up costs at a new facility in central China; (4) ongoing costs connected with the relocation of automotive component production to China; and (5) reduced value-added tax refunds. Considering the collective impact of these issues, Technitrol is very pleased with the Group's progress this quarter.

    Technitrol's Electrical Contact Products Group manufactures a full range of electrical contacts, contact materials and contact assemblies. Third-quarter revenues were $85.9 million, compared with $92.3 million in the previous quarter and $83.7 million in the third quarter of 2006. The decline in shipments from the prior quarter reflects weaker North American markets partly offset by stronger-than-expected demand for automotive and electric power grid contact products in Europe.

    Third-quarter 2007 GAAP operating profit was $5.8 million for the Electrical Group, compared with $6.4 million in the prior quarter and $4.6 million in the third quarter of 2006. Excluding severance and asset-impairment expense in the prior periods, it was $6.5 million in the previous quarter and $4.9 million in the third quarter of 2006. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, accelerated depreciation and purchase accounting adjustments" with GAAP operating profit.) Compared with the second quarter, operating profit was negatively affected by the effects of lower factory utilization in North America and higher incentive compensation expenses. The Group's year-over-year operating margin growth is attributed to sustained volumes of automotive and electric power generation / distribution products, the benefits of previous facility consolidation and ongoing expense reduction and lean manufacturing initiatives.

    Outlook

    Technitrol believes that market conditions prevalent in the third quarter will continue through the fourth quarter of 2007, with some sectors showing signs of sequential-quarter growth and others steady. Technitrol currently expects fourth-quarter revenues and operating profit excluding severance, asset-impairment and other unusual expenses, if any, to be comparable to third-quarter levels. The effective tax rate in the fourth quarter is expected to be comparable to or slightly above that of the third quarter, which reflects a high proportion of earnings in low-tax jurisdictions.

    Technitrol does not plan to provide further outlook information until results are reported for the fourth quarter of 2007. In the absence of public announcements from Technitrol, changes in forecasts, positive or negative, from equity analysts are unofficial and should be considered with caution.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the company's 10-Q report for the quarter ended June 29, 2007 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology or customer needs may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Costs associated with precious metals and base metals may not be recoverable.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

    -- The unavailability of insurance against certain business risks may adversely affect our future operating results.

    -- Environmental liability and compliance obligations may affect our operations and results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

    Investors: Technitrol's quarterly conference call will take place on Thursday, October 25, 2007 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on October 25, 2007 and concluding at midnight, November 1, 2007. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

                            Quarter Ended         Nine Months Ended
                        9/28/2007   9/29/2006   9/28/2007   9/29/2006
                       ----------- ----------- ----------- -----------

Net sales              $  257,093  $  257,683  $  770,037  $  718,014
Cost of goods sold        196,708     196,058     597,630     548,788
                       ----------- ----------- ----------- -----------
  Gross profit             60,385      61,625     172,407     169,226
Selling, general and
 administrative
 expenses                  35,668      39,167     106,142     108,519
Severance and asset-
 impairment expenses        1,858       2,604      13,081       6,415
                       ----------- ----------- ----------- -----------
  Operating profit         22,859      19,854      53,184      54,292

Interest expense, net        (638)     (2,085)     (2,876)     (4,546)
Other (expense)
 income, net                 (912)       (775)        357       2,420
                       ----------- ----------- ----------- -----------
Net earnings from
 continuing operations
 before income taxes,
 minority interest and
 cumulative effect of
 accounting change         21,309      16,994      50,665      52,166
Income taxes                2,055       1,953       5,473       8,367
Minority interest
 (expense) income, net
 of income taxes              (69)        233        (354)     (1,322)
                       ----------- ----------- ----------- -----------
Net earnings from
 continuing operations
 before cumulative
 effect of accounting
 change                    19,185      15,274      44,838      42,477
Cumulative effect of
 accounting change,
 net of income taxes           --          --          --          75
Net loss from
 discontinued
 operations, net of
 taxes                         --         (29)         --        (121)
                       ----------- ----------- ----------- -----------
Net earnings               19,185      15,245      44,838      42,431

Basic earnings per
 share from continuing
 operations before
 cumulative effect of
 accounting change           0.47        0.38        1.10        1.05
Cumulative effect of
 accounting change,
 net of income taxes           --          --          --        0.00
Basic loss per share
 from discontinued
 Operations                    --       (0.00)         --       (0.00)
                       ----------- ----------- ----------- -----------
Basic earnings per
 share                       0.47        0.38        1.10        1.05

Diluted earnings per
 share from continuing
 operations before
 cumulative effect of
 accounting change           0.47        0.38        1.10        1.05
Cumulative effect of
 accounting change,
 net of income taxes           --          --          --          --
Diluted loss per share
 from discontinued
 operations                    --       (0.00)         --       (0.00)
                       ----------- ----------- ----------- -----------
Diluted earnings per
 share                       0.47        0.38        1.10        1.05

Weighted average
 common and equivalent
 shares outstanding        40,838      40,630      40,760      40,557


BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

                                Quarter Ended       Nine Months Ended
                             9/28/2007  9/29/2006  9/28/2007 9/29/2006
                            ----------- ---------- --------- ---------
Net sales
   Electronic components       $171,231   $173,977  $501,420  $473,544
   Electrical contact
    products                     85,862     83,706   268,617   244,470
                            ----------- ---------- --------- ---------
            Total net sales     257,093    257,683   770,037   718,014
Operating profit
   Electronic components         17,045     15,269    36,009    43,134
   Electrical contact
    products                      5,814      4,585    17,175    11,158
                            ----------- ---------- --------- ---------
            Total operating
             profit              22,859     19,854    53,184    54,292


FINANCIAL POSITION
(in thousands, except per-
 share amounts)              9/28/2007  12/29/2006
                            ----------- ----------
                            (unaudited)
                            -----------

Cash and cash equivalents      $ 99,595   $ 87,195
Trade receivables, net          176,101    160,083
Inventories                     117,467    106,397
Other current assets             27,035     31,121
Fixed assets                     99,422    107,346
Other assets                    291,233    278,738
                            ----------- ----------
   Total assets                 810,853    770,880
Current portion of long-
 term debt                           --         60
Short-term debt                      --      1,771
Accounts payable                108,513     97,593
Accrued expenses                 80,595     96,368
Long-term debt                   22,975     57,331
Other long-term liabilities      49,441     27,637
                            ----------- ----------
   Total liabilities            261,524    280,760
Minority interest                10,046      9,691
Shareholders' equity            539,283    480,429
                            ----------- ----------
   Total liabilities and
    shareholders' equity        810,853    770,880
Net worth per share               13.19      11.79
Shares outstanding               40,883     40,751


NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1. EBITDA from continuing operations, excluding severance and asset-impairment expenses, accelerated depreciation and purchase accounting adjustments

                                                   Quarter Ended
                                             -------------------------
                                             9/28/07 6/29/07  9/29/06
                                             ------- -------- --------

Net earnings                                 $19,185 $20,942  $15,245
Net loss from discontinued operations             --      --       29
Minority interest expense (income)                69      95     (233)
Income taxes                                   2,055   1,229    1,953
Interest expense, net                            638     986    2,085
Other expense (income)                           912  (1,018)     775
Depreciation and amortization                  8,254   8,511    7,408
Impact of accelerated depreciation and
 purchase accounting adjustments                  --      --    2,895
                                             ------- -------- --------
EBITDA from continuing operations excluding
 accelerated depreciation and purchase
 accounting adjustments                       31,113  30,745   30,157
Severance and asset-impairment expenses        1,858   1,308    2,604
                                             ------- -------- --------

EBITDA from continuing operations, excluding
 severance and asset-impairment expenses,
 accelerated depreciation and purchase
 accounting adjustments                       32,971  32,053   32,761

2. Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense, benefit of retroactive tax adjustment, accelerated depreciation and purchase accounting adjustments


                                                  Quarter Ended
                                           ---------------------------
                                            9/28/07  6/29/07   9/29/06
                                           -------- --------- --------

Net earnings per diluted share, GAAP       $   0.47 $   0.51  $   0.38
After-tax severance and asset-impairment
 expense, per share                            0.04     0.03      0.05
Benefit of retroactive tax adjustment, per
 share                                           --    (0.05)       --
Impact of accelerated depreciation and
 purchase accounting adjustments, per
 share                                           --       --      0.06
                                           -------- --------- --------
Net earnings per diluted share from
 continuing operations, excluding
 severance and asset-impairment expenses,
 benefit of retroactive tax adjustment,
 accelerated depreciation and purchase
 accounting adjustments                        0.51     0.49      0.49



3. Segment operating profit excluding severance and asset-impairment expense, accelerated depreciation and purchase accounting adjustments

                                                    Quarter Ended
                                               -----------------------
                                               9/28/07 6/29/07 9/29/06
                                               ------- ------- -------

Electronic components operating profit, GAAP   $17,045 $15,864 $15,269
Pre-tax severance and asset-impairment expense   1,858   1,214   2,254
Pre-tax impact of accelerated depreciation and
 purchase accounting adjustments                    --      --   2,895
                                               ------- ------- -------
Electronic components operating profit,
 excluding severance and asset-impairment
 expense, accelerated depreciation and
 purchase accounting adjustments                18,903  17,078  20,418

Electrical contact products operating profit,
 GAAP                                            5,814   6,370   4,585
Pre-tax severance and asset-impairment expense      --      94     350
                                               ------- ------- -------
Electrical contact products operating profit,
 excluding severance and asset-impairment
 expense                                         5,814   6,464   4,935


    1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

    2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

    Copyright (C) 2007 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

    CONTACT: Technitrol, Inc.
             David Stakun, 215-355-2900